EXHIBIT 99.4

                                  FORM 10-QSB/A
                                 AMENDMENT NO. 1

                    OFFICE OF THE COMPTROLLER OF THE CURRENCY
                             WASHINGTON, D.C. 20219




[X] Quarterly Report under Section 13 or 15(d) of the Securities Exchange Act of 1934 for the Quarterly Period Ended June 30, 1999.
                                       --------------

                                       or

[ ] Transition Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the Transition Period from _____________ to ___________


OCC File Number:
                  -----------------------

                            SIX RIVERS NATIONAL BANK
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             United States                              68-0176905
    -------------------------------              ----------------------
    (State or other jurisdiction of              IRS Employer ID Number
    incorporation or organization)


                     402 F Street, Eureka, California 95501
                    ----------------------------------------
                    (Address of principal executive offices)

Registrant's telephone number, including area code:  (707) 443-8400
                                                     --------------

Former name, former address and former fiscal year, if changed since last report: Not applicable.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of July 13, 1999: 1,463,258.

Transitional Small Business Disclosure Format (check one) Yes [ ] No [X]

PART I.  FINANCIAL INFORMATION
ITEM 1.  FINANCIAL STATEMENTS

                            SIX RIVERS NATIONAL BANK
                            CONDENSED BALANCE SHEETS
                       (in thousands except share amounts)
--------------------------------------------------------------------------------



See notes to condensed financial statements (unaudited).

                                SIX RIVERS NATIONAL BANK

                                CONDENSED BALANCE SHEET
                                      (Unaudited)
                          (In thousands except share amounts)
--------------------------------------------------------------------------------


                                                            June 30, 1999 December 31,
                                                             (Unaudited)      1998
                                                            ------------- ------------
ASSETS
Cash and Cash Equivalents:
  Cash and due from banks                                     $  10,154    $   8,357
  Federal funds sold & repurchase agreements                         --        9,330
                                                              ---------    ---------
    Total cash and cash equivalents                              10,154       17,687
Interest bearing deposits in other financial
  institutions, at fair value                                     6,581        6,196
Held to maturity securities, at cost                              1,485        1,485
Available for sale securities, at fair value                     63,655       59,792
                                                              ---------    ---------
  Total securities                                               65,140       61,277
Loans held for sale                                                  --       17,125
Loans receivable                                                108,360       89,903
  Less:  Allowance for loan losses                               (2,960)      (2,802)
            Deferred loan fees, net                                 (56)         (75)
                                                              ---------    ---------
    Net loans receivable                                        105,344       87,026
Interest receivable and other assets                              3,203        3,586
Premises and equipment, net of accumulated
  depreciation and amortization                                   4,544        5,094
Goodwill and core deposit intangible, net of amortization         4,739        4,891
Other real estate owned                                             278          354
                                                              ---------    ---------
TOTAL ASSETS                                                  $ 199,983    $ 203,236
                                                              =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposits:
    Noninterest-bearing                                       $  23,386    $  25,260
    Interest-bearing                                            124,521      134,385
    Time, $100,000 and over                                      22,833       23,287
                                                              ---------    ---------
      Total deposits                                            170,740      182,932
Other borrowed funds                                              9,238          677
Interest payable and other liabilities                            1,379        1,107
                                                              ---------    ---------
Total liabilities                                               181,357      184,716
                                                              ---------    ---------

See notes to condensed financial statements (unaudited)

                            SIX RIVERS NATIONAL BANK
                     CONDENSED STATEMENTS OF INCOME / (LOSS)
                                   (Unaudited)
                  (in thousands except for earnings per share)
--------------------------------------------------------------------------------


                                                     SIX MONTHS ENDED JUNE 30,
                                                     -------------------------
                                                        1999          1998
                                                       -------       -------
INTEREST INCOME
  Loans and loan fees                                  $ 4,801       $ 4,866
  Securities:
    U.S. Treasury securities and government agencies     1,591         1,577
    Other                                                  566           238
  Federal funds sold & repurchase agreements                91           571
                                                       -------       -------
  Total interest income                                  7,049         7,252
INTEREST EXPENSE:
  Deposits                                               2,697         2,923
  Other borrowings                                         168            44
                                                       -------       -------
  Total interest expense                                 2,865         2,967
                                                       -------       -------
NET INTEREST INCOME                                      4,184         4,285
PROVISION FOR LOAN LOSSES                                  220         1,420
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                              3,964         2,865
NONINTEREST INCOME:
  Customer service fees                                    604           556
  Other income                                             265           207
                                                       -------       -------
  Total noninterest income                                 869           763
NONINTEREST EXPENSE:
  Salaries and employee benefits                         1,977         1,587
  Occupancy                                                589           556
  Other                                                  1,271         1,782
                                                       -------       -------
  Total noninterest expense                              3,837         3,925
                                                       -------       -------
INCOME / (LOSS) BEFORE PROVISION /
  (BENEFIT) FOR INCOME TAXES                               996          (297)
PROVISION / (BENEFIT) FOR INCOME TAXES                     414          (119)
                                                       -------       -------
NET INCOME / (LOSS)                                    $   582       $  (178)
                                                       =======       =======
EARNINGS / (LOSS) PER SHARE
  Basic                                                $  0.40       $ (0.12)
                                                       =======       =======
  Diluted                                              $  0.40       $ (0.12)
                                                       =======       =======


See notes to condensed financial statements (unaudited)

                            SIX RIVERS NATIONAL BANK
                     CONDENSED STATEMENTS OF INCOME / (LOSS)
                                   (Unaudited)
                  (in thousands except for earnings per share)
--------------------------------------------------------------------------------


                                                    THREE MONTHS ENDED JUNE 30,
                                                    ---------------------------
                                                        1999           1998
                                                       -------       -------
INTEREST INCOME
  Loans and loan fees                                  $ 2,363       $ 2,621
  Securities:
    U.S. Treasury securities and government agencies       777           904
    Other                                                  304           166
  Federal funds sold & repurchase agreements                34            62
                                                       -------       -------
  Total interest income                                  3,478         3,753
INTEREST EXPENSE:
  Deposits                                               1,329         1,465
  Other borrowings                                          79            25
                                                       -------       -------
  Total interest expense                                 1,408         1,490
                                                       -------       -------
NET INTEREST INCOME                                      2,070         2,263
PROVISION FOR LOAN LOSSES                                   70         1,280
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                              2,000           983
NONINTEREST INCOME:
  Customer service fees                                    306           277
  Other income                                             116           120
                                                       -------       -------
  Total noninterest income                                 422           397
NONINTEREST EXPENSE:
  Salaries and employee benefits                           967           772
  Occupancy                                                310           287
  Other                                                    695         1,171
                                                       -------       -------
  Total noninterest expense                              1,972         2,230
                                                       -------       -------
INCOME / (LOSS) BEFORE PROVISION /
  (BENEFIT) FOR INCOME TAXES                               450          (850)
PROVISION / (BENEFIT) FOR INCOME TAXES                     189          (346)
                                                       -------       -------
NET INCOME / (LOSS)                                    $   261       $  (504)
                                                       =======       =======
EARNINGS / (LOSS) PER SHARE
  Basic                                                $  0.18       $ (0.35)
                                                       =======       =======
  Diluted                                              $  0.18       $ (0.35)
                                                       =======       =======

                                       SIX RIVERS NATIONAL BANK
                                  CONDENSED STATEMENTS OF CASH FLOWS
                                             (Unaudited)
                                            (in thousands)
                               SIX MONTHS ENDED JUNE 30, 1999 AND 1998
-----------------------------------------------------------------------------------------------------


                                                                                1999           1998
                                                                               --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income / (loss)                                                         $    582      $   (178)
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                                  436           413
Amortization and accretion on securities                                            109            61
     Origination of loans held for sale                                          (3,826)      (13,723)
     Proceeds from sales of loans                                                   657         4,917
     Gain on the sale of loans                                                        2            16
     Benefit for deferred taxes                                                    (355)          (71)
     Provision for loan losses                                                      220         1,890
     Effect of changes in:
       Accrued interest receivable and other assets                                 297          (508)
       Accrued interest payable and other liabilities                               272           424
                                                                               --------      --------

         Net cash used in operating activities                                   (1,606)       (6,843)

CASH FLOWS FROM INVESTING ACTIVITIES:
          Purchases of available-for-sale securities                             (6,032)      (49,195)
          Proceeds from maturities, calls, or repayments of available
             for sale securities                                                  3,579         2,713
     Purchases of FHLB, Fed Reserve & other securities                             (994)       (1,500)
     Net change in interest bearing deposits in other financial institutions       (385)         (208)
     Net change in loans receivable                                               1,754       (16,012)
     Proceeds from sale of other real estate owned                                   76            --
     Purchases of premises and equipment                                           (308)         (231)
                                                                               --------      --------

Net cash provided by / (used in) investing activities                            (2,310)      (64,433)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in deposits                                                     (12,192)        4,820
   Net change in other borrowed funds                                             8,561           145
   Common stock options exercised                                                    14           261
                                                                               --------      --------

Net cash provided by / (used in) financing activities                            (3,617)        5,226
                                                                               --------      --------

DECREASE IN CASH AND CASH EQUIVALENTS                                            (7,533)      (66,050)

CASH AND CASH EQUIVALENTS, beginning of period                                   17,687        76,835
                                                                               --------      --------

CASH AND CASH EQUIVALENTS, end of period                                       $ 10,154      $ 10,785
                                                                               ========      ========

ADDITIONAL INFORMATION:
   Cash paid during the period for:
     Interest                                                                  $  2,936      $  2,850
                                                                               ========      ========
     Taxes                                                                     $     49      $     --
                                                                               ========      ========
   Noncash transactions:
     Transfer of foreclosed loans from loans receivable to
       other real estate owned                                                 $     --      $     84
                                                                               ========      ========
Transfer of held for sale loans to loans held for
       investment                                                              $ 21,115      $     --
                                                                               ========      ========

See notes to condensed financial statements (unaudited).

                            SIX RIVERS NATIONAL BANK
               NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
                       JUNE 30, 1999 AND DECEMBER 31, 1998
            AND THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998

NOTE A-BASIS OF PRESENTATION


The accompanying unaudited condensed financial statements of Six Rivers National Bank ("the Bank") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results for the interim periods presented have been included. They do not, however, include all the information and footnotes required by generally accepted accounting principles for annual financial statements. For further information refer to the Bank's financial statements and notes thereto included in the Bank's annual report on Form 10-KSB for the fiscal year ended December 31, 1998. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

NOTE B-COMPREHENSIVE INCOME


Comprehensive income consists of net income and other comprehensive income. The Bank's only sources of other comprehensive income are derived from unrealized gains and losses on investment securities available-for-sale. Reclassification adjustments resulting from gains or losses on investment securities that were realized and included in net income of the current period that also had been included in other comprehensive income as unrealized holding gains or losses in the period in which they arose are excluded from comprehensive income of the current period. The Bank's total comprehensive earnings were as follows:

                                                                 SIX MONTHS ENDED         THREE MONTHS ENDED
                                                                     JUNE 30,                  JUNE 30,
                                                                  (IN THOUSANDS)            (IN THOUSANDS)
                                                                --------------------     -------------------
                                                                 1999         1998        1999         1998
                                                                -------      -------     -------     -------
Net Income / (loss)                                             $   582      $  (178)    $   261     $  (504)
Other comprehensive income / (loss):
  Unrealized holding loss on available for sale securities
    (net of taxes of $355 and $49 for the six months ended
    June 30, 1999 and 1998 and net of taxes of $381 and $11
    for the three months ended June 30, 1999 and 1998)             (525)         (67)       (527)        (14)
                                                                -------      -------     -------     -------
Total Comprehensive Income / (loss)                             $    57      $  (245)    $  (266)    $  (518)
                                                                =======      =======     =======     =======

NOTE C-EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if options or other contracts to issue common stock were exercised and converted into common stock.

There was no difference in the numerator used in the calculation of basic earnings per share and diluted earnings per share. The following reconciles the denominator used in the calculation of basic earnings per common share and diluted earnings per common and equivalent share for each of the periods indicated:

                                                     SIX MONTHS ENDED           THREE MONTHS ENDED
                                                         JUNE 30,                     JUNE 30,
                                                   (DOLLARS IN THOUSANDS       (DOLLARS IN THOUSANDS
                                                 EXCEPT PER SHARE AMOUNTS)    EXCEPT PER SHARE AMOUNTS)
                                                 -------------------------    -------------------------
                                                    1999          1998           1999           1998
                                                 -----------   -----------    -----------   -----------
Calculation of Basic Earnings Per Share:
Numerator - net income / (loss)                  $       582   $      (178)   $       261   $      (503)
Denominator - weighted average common
  shares outstanding                               1,461,872     1,454,246      1,462,100     1,436,438
                                                 -----------   -----------    -----------   -----------
Basic Earnings / (Loss) Per Share                $      0.40   $     (0.12)   $      0.18   $     (0.35)
                                                 ===========   ===========    ===========   ===========

Calculation of Diluted Earnings Per Share:
Numerator - net income / (loss)                  $       582   $      (178)   $       261   $      (503)
Denominator:
  Weighted average common shares outstanding       1,461,872     1,454,246      1,462,100     1,436,438
  Dilutive effect of outstanding options               8,497                       15,521
                                                 -----------   -----------    -----------   -----------
  Weighted average common shares outstanding -
    diluted                                        1,470,369     1,454,246      1,477,621     1,436,438
                                                 ===========   ===========    -----------   ===========
Diluted Earnings / (Loss) Per Share              $      0.40   $     (0.12)   $      0.18   $     (0.35)
                                                 ===========   ===========    ===========   ===========


NOTE D-NEW ACCOUNTING PRONOUNCEMENTS

In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133. This statement defers the effective date of FASB Statement No 133, which shall now be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Bank is in the process of determining the impact of adopting SFAS No. 133 on the Bank's financial position and results of operations.

NOTE E-CONSENT ORDER

On April 12, 1999 the Office of the Comptroller of the Currency required the Bank to enter into a Consent Order ("Order"). The language of the Order requires that the Bank formulate and implement a plan to strengthen its policies and procedures relative to its loan administration, credit and collateral exceptions, classified assets, allowances for loan losses and violations of law related to lending limits. The Board of Directors has agreed to execute this Order and is following an action plan that details the steps necessary to comply with the Order.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WORDS SUCH AS "EXPECTS", "ANTICIPATES", "BELIEVES", "ESTIMATES", VARIATIONS OF SUCH WORDS AND OTHER SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE BANK'S ACTUAL RESULTS COULD DIFFER
MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THE FOLLOWING FACTORS:
RISKS RELATED TO THE BANK'S ABILITY TO MANAGE GROWTH, PARTICULARLY GROWTH IN ITS COMMERCIAL LOAN PORTFOLIO; COMPETITION FROM OTHER FINANCIAL INSTITUTIONS IN THE BANK'S MARKETS; CHANGES IN THE GENERAL ECONOMIC CLIMATE; THE RESULTS OF REGULATORY OVERSIGHTS OF THE BANK; CHANGES IN THE INTEREST RATE ENVIRONMENT; AND ADVERSE CHANGES IN THE GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, WHICH MAY IMPACT THE CREDIT QUALITY AND THEREFORE IMPACT THE BANK'S LEVEL OF PROVISIONS FOR POSSIBLE LOAN LOSSES.

The following discussion provides additional information about the results of operations and financial condition of the Bank for the three- and six-month periods ended June 30, 1999 and 1998. The following discussion should be read in conjunction with the financial statements of the Bank and the notes thereto.

SUMMARY OF FINANCIAL RESULTS

As of June 30, 1999, total assets of the Bank were $200.0 million, net loans totaled $105.3 million and deposits totaled $170.7 million. Total assets decreased $3.3 million or (1.6%) while net loans increased 1.1% or approximately $1.2 million from $104.2 million as of December 31, 1998. Deposits decreased 6.7% or approximately $12.2 million from $182.9 million as of December 31, 1998.

NET INCOME

Net income for the six months ended June 30, 1999 was $582,000, or $0.40 per diluted share compared to a net loss of ($178,000), or ($0.12) per share for the six months ended June 30, 1998. The Bank's annualized return on average assets for the six months ended June 30, 1999 and 1998 was 0.58% and (0.18%), respectively. The Bank's annualized return on average equity for the six months ended June 30, 1999 and 1998 was 6.20% and (1.79%), respectively. The increase in net earnings was attributable primarily to far lower loan loss provisions and reduced problem asset expense. Net income for the three months ending June 30, 1999 was $261,000, a $765,000 increase over the three months ended June 30, 1998. Diluted earnings per share were $0.18 for the three months ending June 30, 1999 compared to a ($0.35) loss per diluted share at June 30, 1998.

NET INTEREST INCOME AND NET INTEREST MARGIN

For the six months ended June 30, 1999, net interest income was $4,184,000, a decrease of approximately $101,000 or (2.4%) from $4,285,000 for the six months ended June 30, 1998. The net interest margin (net interest income as a percentage of average interest-earning assets) was 4.51% for the six months ended June 30, 1999 and 4.89% for the six months ended June 30, 1998. The decrease in net interest margin is due primarily to a decline in interest rates. The average rate on interest earning assets for the six months ended June 30, 1999 was 7.60% compared with 8.28% for the six months ended June 30, 1998. The decrease in the average rate on earning assets was partially offset by a decrease in the average rate paid on interest-bearing liabilities. For the six months ended June 30, 1999, the average rate paid on interest-bearing liabilities was 3.61%, compared with 3.96% for the six months ended June 30, 1998. For the six months ended June 30, 1999 and June 30, 1998, average total loans as a percentage of average total deposits were 61.5% and 56.8%, respectively.

For the three months ended June 30, 1999, net interest income was $2,070,000, a decrease of approximately $193,000 or (8.5%) from $2,263,000 for the three months ended June 30, 1998. The net interest margin (net interest income as a percentage of average interest-earning assets) was 4.49% for the three months ended June 30, 1999 and 5.12% for the three months ended June 30, 1998. The decrease in net interest margin is due primarily to a decline in interest rates. The average rate on interest earning assets for the three months ended June 30, 1999 was 7.55% compared with 8.49% for the three months ended June 30, 1998. For the three months ended June 30, 1999, the average rate paid on interest-bearing liabilities was 3.58%, compared with 3.94% for the three months ended June 30, 1998. For the three months ended June 30, 1999 and June 30, 1998, average total loans as a percentage of average total deposits were 62.2% and 60.4%, respectively.

The following tables present condensed average balance sheet information for the Bank, together with interest rates earned and paid on the various sources and uses of its funds for each of the periods indicated. Nonaccrual loans are included in the tables for computational purposes, but the foregone interest on such loans is excluded.

                                      AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME
                                                       (Dollars in thousands)

                                                                     FOR THE SIX MONTHS                     FOR THE SIX MONTHS
                                                                     ENDED JUNE 30, 1999                   ENDED JUNE 30, 1998
                                                                -------------------------------       -----------------------------
                                                                             Interest                            Interest
                                                                 Average     Income/    Average        Average    Income/   Average
                                                                 Balance     Expense      Rate         Balance    Expense     Rate
                                                                ----------   -------     -----        ---------   -------   -------
ASSETS
INTEREST-EARNING ASSETS:
Interest-bearing deposits in other financial institutions       $    5,707   $   189      6.62 %      $   3,853   $   129      6.70%
Federal funds sold and repurchase agreements                         3,819        91      4.77           19,646       571      5.81
Taxable investment securities                                       63,931     1,849      5.78           52,849     1,661      6.29
Nontaxable investment securities (1)                                 4,165       119      5.71              952        25      5.25
LOANS: (2)
  Commercial and industrial                                         53,448     2,390      8.94           55,573     2,866     10.31
  Real estate mortgage and construction                             36,539     1,406      7.70           24,335       935      7.68
  Installment and other                                             17,979       843      9.38           18,067       879      9.73
  Fees on loans                                                                  162                                  186
                                                                ----------   -------     -----        ---------   -------   -------
Total Loans                                                        107,966     4,801      8.89           97,975     4,866      9.93
                                                                ----------   -------     -----        ---------   -------   -------
 Total earning assets                                              185,588     7,049      7.60          175,275     7,252      8.28
NONEARNING ASSETS:
Cash and due from banks                                              7,369                                9,310
Premises and equipment                                               4,581                                4,404
Interest receivable and other assets                                 7,292                                6,654
Allowance for loan losses                                           (2,903)                              (1,127)
Other real estate owned                                                341                                  384
                                                                ----------                            ---------
  Total nonearning assets                                           16,680                               19,625
                                                                ----------                            ---------
    TOTAL ASSETS                                                $  202,268                            $ 194,900
                                                                ==========                            =========

LIABILITIES
INTEREST-BEARING LIABILITIES:
Demand, savings and money market deposits                       $   81,324   $   958      2.36 %      $  77,672   $ 1,004      2.59%
Time deposits                                                       70,374     1,739      4.94           70,535     1,919      5.44
                                                                ----------   -------     -----        ---------   -------   -------
  Total interest-bearing deposits                                  151,698     2,697      3.56          148,207     2,923      3.94
Other borrowed funds                                                 7,131       168      4.71            1,560        44      5.64
                                                                ----------   -------     -----        ---------   -------   -------
  Total interest-bearing liabilities                               158,829     2,865      3.61          149,767     2,967      3.96
                                                                ----------   -------     -----        ---------   -------   -------
NONINTEREST-BEARING LIABILITIES
Demand deposits                                                     23,783                               24,351
Accrued interest, taxes and other liabilities                          908                                  953
                                                                ----------                            ---------
  Total noninterest-bearing liabilities                             24,691                               25,304
                                                                ----------                            ---------
    Total liabilities                                              183,520                              175,071
Shareholders' equity                                                18,748                               19,829
                                                                ----------                            ---------
    Total liabilities and shareholders' equity                  $  202,268                            $ 194,900
                                                                ==========                            =========
Net interest income                                                          $ 4,184                              $ 4,285
                                                                             =======                              =======
Net interest spread (3)                                                                   3.99%                                4.31%
                                                                                         =====                              =======
Net interest margin (4)                                                                   4.51%                                4.89%
                                                                                         =====                              =======

(1) Interest on municipal securities is not computed on a tax-equivalent  basis.
(2) Includes loans on nonaccrual but excludes nonaccrual interest.
(3) Net interest spread is the difference between the yield on average total interest-earning assets and the rate paid on average interest-bearing liabilities.
(4) Net interest margin is computed by dividing net interest income by total average interest-earning assets.

                                      AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME
                                                       (Dollars in thousands)

                                                                    FOR THE THREE MONTHS                   FOR THE THREE MONTHS
                                                                     ENDED JUNE 30, 1999                   ENDED JUNE 30, 1998
                                                                -------------------------------       -----------------------------
                                                                             Interest                            Interest
                                                                 Average     Income/    Average        Average    Income/   Average
                                                                 Balance     Expense      Rate         Balance    Expense     Rate
                                                                ----------   -------     -----        ---------   -------   -------
ASSETS
INTEREST-EARNING ASSETS:
Interest-bearing deposits in other financial institutions       $    6,416   $    95      5.92%       $   4,918   $    64      5.21%
Federal funds sold and repurchase agreements                         2,852        34      4.77            3,804        62      6.52
Taxable investment securities                                       62,604       926      5.92           61,900       988      6.38
Nontaxable investment securities (1)                                 4,164        60      5.76            1,393        18      5.17
LOANS: (2)
  Commercial and industrial                                         52,441     1,172      8.94           58,010     1,521     10.49
  Real estate mortgage and construction                             38,326       725      7.57           27,398       553      8.07
  Installment and other                                             17,485       414      9.47           19,360       460      9.50
  Fees on loans                                                                   52                                   87
                                                                ----------   -------     -----        ---------   -------   -------
Total Loans                                                        108,252     2,363      8.73          104,768     2,621     10.01
                                                                ----------   -------     -----        ---------   -------   -------
 Total earning assets                                              184,288     3,478      7.55          176,783     3,753      8.49
NONEARNING ASSETS:
Cash and due from banks                                              7,232                                8,577
Premises and equipment                                               4,586                                4,365
Interest receivable and other assets                                 7,505                                7,150
Allowance for loan losses                                           (2,932)                              (1,143)
Other real estate owned                                                278                                  426
                                                                ----------                            ---------
  Total nonearning assets                                           16,669                               19,375
                                                                ----------                            ---------
    TOTAL ASSETS                                                $  200,957                            $ 196,158
                                                                ==========                            =========

LIABILITIES
INTEREST-BEARING LIABILITIES:
Demand, savings and money market deposits                       $   80,779   $   476      2.36%       $  78,230   $   498      2.55%
Time deposits                                                       69,784       853      4.89           71,102       967      5.44
                                                                ----------   -------     -----        ---------   -------   -------
  Total interest-bearing deposits                                  150,563     1,329      3.53          149,332     1,465      3.92
Other borrowed funds                                                 6,794        79      4.65            1,903        25      5.25
                                                                ----------   -------     -----        ---------   -------   -------
  Total interest-bearing liabilities                               157,357     1,408      3.58          151,235     1,490      3.94
                                                                ----------   -------     -----        ---------   -------   -------
NONINTEREST-BEARING LIABILITIES
Demand deposits                                                     23,377                               24,049
Accrued interest, taxes and other liabilities                        1,325                                  982
                                                                ----------                            ---------
  Total noninterest-bearing liabilities                             24,702                               25,031
                                                                ----------                            ---------
    Total liabilities                                              182,059                              176,266
Shareholders' equity                                                18,898                               19,892
                                                                ----------                            ---------
    Total liabilities and shareholders' equity                  $  200,957                            $ 196,158
                                                                ==========                            =========
Net interest income                                                          $ 2,070                              $ 2,263
                                                                             =======                              =======
Net interest spread (3)                                                                   3.97%                                4.55%
                                                                                         =====                              =======
Net interest margin (4)                                                                   4.49%                                5.12%
                                                                                         =====                              =======

(1) Interest on municipal securities is not computed on a tax-equivalent  basis.
(2) Includes loans on nonaccrual but excludes nonaccrual interest.
(3) Net interest spread is the difference between the yield on average total interest-earning assets and the rate paid on average interest-bearing liabilities.
(4) Net interest margin is computed by dividing net interest income by total average interest-earning assets.

The following table sets forth, for the period indicated, a summary of the changes in average asset and liability balances and interest earned and interest paid resulting from changes in average asset and liability balances (volume) and changes in average interest rates. Nonaccrual loans are included in the table for computational purposes, but the foregone interest on such loans is excluded.

                             RATE/VOLUME ANALYSIS OF NET INTEREST INCOME
                                       (Dollars in thousands)


                                          SIX MONTHS ENDED                  THREE MONTHS ENDED
                                           JUNE 30, 1999                     JUNE 30, 1999
                                            COMPARED TO                       COMPARED TO
                                          SIX MONTHS ENDED                  THREE MONTHS ENDED
                                            JUNE 30, 1998                     JUNE 30, 1998
                                    ------------------------------    -----------------------------
                                             CHANGE DUE TO                   CHANGE DUE TO
                                    ------------------------------    -----------------------------
                                     AVERAGE    AVERAGE               AVERAGE   AVERAGE
                                     VOLUME      RATE       TOTAL     VOLUME      RATE       TOTAL
                                    --------    -------    -------    -------    -------    -------
INTEREST INCOME
Interest-bearing deposits
  in other financial institutions   $     62    $    (2)   $    60    $    19    $    12    $    31
Federal funds sold                      (460)       (20)      (480)       (16)       (12)       (28)
Taxable investment securities            348       (160)       188         11        (73)       (62)
Nontaxable investment securities          84         10         94         36          6         42
Total loans                              496       (561)       (65)        87       (345)      (258)
                                    --------    -------    -------    -------    -------    -------
  Total interest income             $    530    $  (733)   $  (203)   $   137    $  (412)   $  (275)
                                    ========    =======    =======    =======    =======    =======
INTEREST EXPENSE
Demand, savings and
  money market deposits             $     47    $   (93)   $   (46)   $    16    $   (38)   $   (22)
Time deposits                             (4)      (176)      (180)       (18)       (96)      (114)
Other borrowings                         157        (33)       124         64        (10)        54
                                    --------    -------    -------    -------    -------    -------
  Total interest expense                 200       (302)      (102)        62       (144)       (82)
                                    --------    -------    -------    -------    -------    -------

Net interest margin                 $    330    $  (431)   $  (101)   $    75    $  (268)   $  (193)
                                    ========    =======    =======    =======    =======    =======


NON INTEREST INCOME AND EXPENSE

Non Interest Income

Noninterest income for the six months ended June 30, 1999 was $869,000, an increase of $106,000 or 13.9% from the $763,000 for the six months ended June 30, 1998. Primarily driving the increase was higher fees charged for deposit accounts and an increase in the value of the Bank's mortgage servicing asset. Noninterest income for the three months ended June 30, 1999 was $422,000, an increase of $25,000 or 6.3% from $397,000 for the quarter ended June 30, 1998. Higher fees charged for deposit accounts were primarily responsible for the increase.

Non Interest Expense

For the six months ended June 30, 1999 total noninterest expense was $3,837,000, compared with $3,925,000 for the six months ended June 30, 1998. The decrease in total noninterest expense was primarily due to lower problem loan expense and reduced correspondent bank service charges included in other noninterest expense, which decreased $511,000, or (28.6%), to $1,271,000 for the six months ended June 30, 1999 from $1,782,000 for the six months ended June 30, 1998.

These improvements were offset by higher personnel expense, which increased 24.6% or $390,000, to $1,977,000 for the six months ended June 30, 1999 from $1,587,000 for the six months ended June 30, 1998. The increase in personnel expense was due primarily to an increase in the number of employees included in the commercial lending and credit administration functions.

For the three months ended June 30, 1999 total noninterest expense was $1,972,000, compared with $2,230,000 for the three months ended June 30, 1998. The decrease in total noninterest expense was primarily due to lower problem loan expense and reduced correspondent bank service charges included in other noninterest expense, which decreased approximately $476,000, or (40.6%), to $695,000 for the three months ended June 30, 1999 from $1,171,000 for the three months ended June 30, 1998. These improvements were offset by higher personnel expense, which increased 25.2% or $195,000, to $967,000 for the three months ended June 30, 1999 from $772,000 for the three months ended June 30, 1998. The increase in personnel expense was due primarily to an increase in the number of employees included in the commercial lending and credit administration functions.

Provision (Benefit) for Income Taxes

For the six months ended June 30, 1999, the provision for income taxes was $414,000 on income before income taxes of $996,000, for an effective tax rate of 41.6%. For the six months ended June 30, 1998, the benefit for income taxes was $(119,000) on a pre-tax net loss of $(297,000), for an effective tax rate of (40.1%). For the three months ended June 30, 1999, the provision for income taxes was $189,000 on income before income taxes of $450,000, for an effective tax rate of 42.0%. For the three months ended June 30, 1998, the benefit for income taxes was $(346,000) on a pre-tax net loss of $(850,000), for an effective tax rate of (40.7%).



FINANCIAL CONDITION

Investment Portfolio

As of June 30, 1999, investment securities comprised 32.6% of total assets and 36.3% of interest-earning assets. Certain equity securities of the Federal Home Loan Bank, the Federal Reserve and others that the Bank does not intend to sell are included in other assets and carried at amortized cost. The following table sets forth the composition of the investment portfolio by major categories at June 30, 1999 and December 31, 1998.

                                               INVESTMENT PORTFOLIO
                                              (Dollars in thousands)

                                                                   AT JUNE 30, 1999        AT DECEMBER 31, 1998
                                                                ----------------------    ----------------------
                                                                AMORTIZED      FAIR       AMORTIZED       FAIR
                                                                  COST         VALUE        COST          VALUE
                                                                ---------    ---------    ---------     --------
          AVAILABLE FOR SALE SECURITIES:
          U.S. Treasury securities                              $   1,500    $   1,492    $   1,499     $  1,504
          Federal National Mortgage Association Securities         21,955       21,676       22,566       22,465
          Federal Home Loan Mortgage Corporation Securities        16,914       16,782       12,524       12,531
          Corporate and other securities                           18,434       18,147       11,147       11,145
          Obligations of foreign governments                          505          517          507          529
          Other U.S. government agency securities                   5,251        5,041       11,608       11,618
                                                                ---------    ---------    ---------     --------
            Total Investments                                   $  64,559    $  63,655    $  59,851     $ 59,792
                                                                =========    =========    =========     ========

          HELD TO MATURITY SECURITIES:
          Corporate and other securities                        $   1,485    $   1,559    $   1,485     $  1,500
                                                                =========    =========    =========     ========

The Bank does not own securities of a single issuer (other than U.S. Government agencies and corporations) whose aggregate book value is in excess of 10% of its total equity.

Loan Portfolio

The following table shows the composition of the Bank's loan portfolio by amount and percentage of total loans in each major loan category at the dates indicated.

                            COMPOSITION OF LOAN PORTFOLIO
                                (Dollars in thousands)

                                       AT JUNE 30, 1999        AT DECEMBER 31, 1998
                                     ---------------------    ----------------------
                                       AMOUNT      PERCENT      AMOUNT       PERCENT
                                     ---------     -------    ----------     -------
          Commercial                 $  31,378        29.0%   $   33,559       31.4%
          Real estate-commerical        21,239        19.6        23,440       21.9
          Real estate-mortgage          45,503        42.0        36,956       34.6
          Real estate-construction       3,382         3.1         4,907        4.6
          Installment                    6,802         6.3         8,091        7.6
                                     ---------     -------    ----------     ------
            Total                    $ 108,304       100.0%   $  106,953      100.0%
                                     =========     =======    ==========     ======

          (1) Amounts include Deferred Loan Fees

Commercial loans at June 30, 1999 included approximately $11,600,000 in loans with government guarantees ranging from 64% to 90% of the principal balance.

On April 21, 1999 the Bank transfered approximately $21.0 million of real estate loans formerly classified as held-for-sale to held-to-maturity status. These assets were transferred at cost, which was approximately equal to fair market value at the time of transfer. This decision followed a change in policy, the primary purpose of which was to enable this pool of assets to serve as pledgable collateral for future Federal Home Loan Bank borrowings.

During the second quarter of 1999 the Bank formed strategic alliances with two companies that specialize in the origination of consumer loans. These loans are extended to borrowers with strong credit ratings and add both geographic and product diversity to the loan portfolio mix. Under both arrangements the bank will establish the credit criteria and carefully manage credit exposure.

At June 30, 1999 the Bank had  approximately  $12,300,000  in  undisbursed  loan commitments. This compares with undisbursed commitments of approximately $14,279,000 at December 31, 1998. Standby letters of credit were not significant at either June 30, 1999 or December 31, 1998.

Summary of Loan Loss Experience

The following table sets forth an analysis of the allowance for loan losses and provisions for loan losses for the periods indicated.

                                   ALLOWANCE FOR LOAN LOSSES
                                     (Dollars in thousands)

                                                              FOR THE SIX         FOR THE YEAR
                                                              MONTHS ENDED            ENDED
                                                                 JUNE 30,         DECEMBER 31,
                                                                   1999               1998
                                                              ------------        ------------
          Balance at beginning of period                        $    2,802          $   1,159
          Loans charged off:
            Commercial                                                  33              1,952
            Real estate-construction                                    --                  3
            Real estate-mortgage                                        --                 --
            Installment                                                 62                395
                                                                ----------          ---------
              Total charge-offs                                         95              2,350
          Recoveries
            Commercial                                                  10                 49
            Real estate-construction                                     2                 --
            Real estate-mortgage                                        --                 --
            Installment                                                 21                 40
                                                                ----------          ---------
              Total recoveries                                          33                 89
                                                                ----------          ---------
          Net charge-offs                                               62              2,261
          Provision for loan losses                                    220              3,904
                                                                ----------          ---------
          Balance at end of period                              $    2,960          $   2,802
                                                                ==========          =========
          Total loans at end of period                          $  108,360          $ 107,028
                                                                ==========          =========
          Average total loans outstanding                       $  107,966          $ 102,481
          Net charge-offs to average loans                            0.11%              2.21%
          Allowance for Loan Losses to nonperforming loans           81.72%             89.18%
          Allowance for Loan Losses to total loans                    2.73%              2.62%

The Bank maintains an allowance for loan losses to absorb inherent losses in the portfolio. Management attributes general reserves to different types of loans using percentages which are based upon perceived risk associated with the portfolio and underlying collateral. The allowance for loan losses is a general reserve available against the total loan portfolio and off balance sheet items. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible loan losses. Such agencies may require the Bank to provide additions to the allowance based on their judgement of information available to them at the time of their examination. At June 30, 1999, based on known information, management believed that the allowance for loan losses was adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans and commitments to extend credit as of such date.

The evaluation process is designed to determine the adequacy of the allowance for loan losses. This process attempts to assess the risk of losses inherent in the portfolio by segregating the allowance for loan losses into two components:
"Specific" and "General." The specific component is established by allocating a portion of the allowance for loan losses to individual classified credits on the basis of specific circumstances and assessments. In determining the general component of the allowance for loan loss, management takes into consideration growth trends in the portfolio, examination results of financial institution supervisory authorities, prior loan loss experience, concentrations of credit risk, delinquency trends, collateral coverage, general economic conditions, the interest rate environment and internal and external credit reviews. In addition, the risks management considers vary depending on the nature of the loan.

The allowance for loan losses is based on estimates. Realized future losses may vary from current estimates. It is always possible that future economic or other factors may adversely affect the Bank's borrowers, and thereby cause loan losses to exceed the current allowance. In addition, there can be no assurance that future economic or other factors will not adversely affect the Bank's borrowers, or that the Bank's asset quality may not deteriorate through rapid growth, failure to maintain appropriate underwriting standards, failure to maintain an adequate number of qualified loan personnel, failure to identify and monitor potential problem loans or for other reasons, and thereby cause loan losses to exceed the current allowance.

As of June 30, 1999, the allowance for loan losses was $2,960,000 compared to $2,802,000 at December 31, 1998, an increase of 5.6%. When a loan is considered uncollectible by management it is charged against the allowance for loan losses. Any recoveries of previously charged off loans are credited back to the allowance.  Net  charge-offs  for  the six  months  ended  June  30,  1999  were approximately $62,000, a decrease of (96.5%) compared to approximately $1,759,000 for the six months ended June 30, 1998. For the six months ended June 30, 1999 the Bank's provision for loan losses totaled $220,000, a (84.5%) decrease from $1,420,000 for the six months ended ended June 30, 1998. Net charge-offs for the three months ended June 30, 1999 were approximately $35,000, a decrease of (97.8%) compared to approximately $1,617,000 for the three months ended June 30, 1998. For the three months ended June 30, 1999 the Bank's provision for loan losses totaled $70,000, a (94.5%) decrease from $1,280,000 for the three months ended ended June 30, 1998.



NONPERFORMING ASSETS

Nonperforming assets consist of nonperforming loans and other real estate owned. Nonperforming loans are those in which the borrower fails to perform under the original terms of the obligation and consist of nonaccrual loans, accruing loans past due 90 days or more and restructured loans.

The following table summarizes the Bank's nonperforming assets at the dates indicated.

                                         AT JUNE 30,   AT DECEMBER 31,
                                           1999             1998
                                         -----------  ----------------
Nonaccrual Loans                          $  3,424        $  2,896
Accruing loans past due 90 days or more         --               4
Restructured loans                             198             242
                                          --------        --------
  Total nonperforming loans                  3,622           3,142
Other real estate owned                        278             354
                                          --------        --------
  Total nonperforming assets              $  3,900        $  3,496
                                          ========        ========

Nonperforming loans to total loans            3.34%           2.94%
Nonperforming assets to total assets          1.95%           1.72%


The Bank generally places loans on nonaccrual status and accrued but unpaid interest is reversed against the current year's income when interest or principal payments become 90 days or more past due unless the outstanding principal and interest is adequately secured and, in the opinion of management, is deemed in the process of collection. Interest income on nonaccrual loans is recorded on a cash basis. Payments may be treated as interest income or return of principal depending upon management's opinion of the ultimate risk of loss on the individual loan. Cash payments are treated as interest income only when management believes the remaining principal balance is fully collectible. Loans not 90 days past due may also be placed on nonaccrual status if management reasonably believes the borrower will not be able to comply with the contractual loan repayment terms and collection of principal or interest is in question.

A restructured loan is a loan on which interest accrues at a below-market rate or upon which certain principal has been forgiven so as to aid the borrower in the final repayment of the loan, with any interest previously accrued, but not yet collected, being reversed against current income. Interest is recorded on a cash basis until the borrower's ability to service the restructured loan in accordance with its terms is established.

Management defines impaired loans as those loans, regardless of past due status, on which principal and interest is not expected to be collected under the original contractual loan repayment terms. An impaired loan is charged off at the time management believes the collection process has been exhausted. Impaired loans are valued on the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price, or the fair value of collateral if the loan is collateral dependent. Impaired loans as of June 30, 1999, and December 31, 1998 were $3,622,000 and $3,142,000. The total allowance for loan losses related to those loans at June 30, 1999 was $1,313,000, compared to $869,000 at December 31, 1998. No interest income was recognized on impaired loans for the six months ended June 30, 1999.

LIQUIDITY

Maintenance of adequate liquidity requires that sufficient resources be available at all times to meet the cash flow requirements of the Bank. Liquidity in a banking institution is required primarily to provide for deposit withdrawals and the credit needs of its customers and to take advantage of investment opportunities as they arise. A bank may achieve desired liquidity from both assets and liabilities. Cash and deposits held in other banks, federal funds sold, other short term investments, maturing loans and investments, payments of principal and interest on loans and investments and potential loan sales are sources of asset liquidity. Deposit growth and access to credit lines established with correspondent banks and market sources of funds are sources of liability liquidity.

The Bank reviews its liquidity position on a regular basis based upon its current position and expected trends of loans and deposits. Management believes that the Bank maintains adequate sources of liquidity to meet its liquidity needs. The Bank's liquid assets (net of pledged assets) totaled approximately $67,887,000 and $76,289,000 at June 30, 1999 and December 31, 1998,
respectively, and constituted 34.0% and 38.5% of total assets on those dates.

Although the Bank's primary sources of liquidity include liquid assets and a stable deposit base, the Bank maintains lines of credit with the Federal Home Loan Bank, the Federal Reserve Bank of San Francisco and its correspondent banks. The total of these lines of credit was $13,887,000, of which $9,238,000 was outstanding as of June 30, 1999 and $677,000 was outstanding as of December 31, 1998.

CAPITAL RESOURCES

A strong capital base is essential to the Bank's ability to continue to serve the needs of its customers and shareholders. Capital protects depositors and is a source of funds for the significant investments necessary for the Bank to operate competitively. Additionally, adequate capital and earnings enable the Bank to continue to have access to the capital markets to supplement internal growth of equity. Capital is generated internally in the form of earnings and retention of those earnings.

Total shareholders' equity was $18,188,000 at June 30, 1999, a decrease of $(322,000) or (1.8%) from $18,520,000 at December 31, 1998. During the second quarter of 1999 1,616 options to purchase shares of the Bank's Common Stock were exercised. The decrease in equity is due primarily to a reduction in the current market value of securities available for sale owing to a general decline in market rates.

Federal regulations establish guidelines for calculating "risk-adjusted" capital ratios and minimum ratio requirements. Under these regulations, national banks are required to maintain a total risk-based capital ratio of 8.0% and Tier 1 risk-based capital (primarily shareholders' equity) of at least 4% of total qualifying capital. The Bank had Total and Tier 1 risk-based capital ratios of 13.03% and 11.78%, respectively, at June 30, 1999, and 12.30% and 11.05%, respectively, at December 31, 1998.

In addition, regulators have adopted a minimum leverage ratio standard for Tier 1 risk-based capital to total assets. As of June 30, 1999 and December 31, 1998, the Bank's leverage ratio was 7.33% and 6.73%, respectively, exceeding the minimum guidelines of 3 to 5%.

YEAR 2000 COMPLIANCE

The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process data fields containing a 2-digit year is commonly referred to as the Year 2000 compliance issue. As the year 2000 approaches, such systems may be unable to accurately process certain date-based information.

The Bank has written a plan to mitigate the risks associated with the impact of the Year 2000. The plan directs the Bank's Year 2000 activities under the framework of the Federal Financial Institutions Examination Council ("FFIEC") Five-Step Program. The FFIEC's Five-Step Program includes the following phases:
Awareness, Assessment, Renovation, Validation and Implementation. The Awareness Phase, which is 100% complete, defines the Year 2000 problem and gains executive level support for the necessary resources to prepare the Bank for Year 2000 compliance. The Assessment Phase, also 100% complete, assesses the size and complexity of the problem and details the magnitude of the effort necessary to address the Year 2000 issues. Although the Awareness and Assessment Phases are complete, the Bank will continue to evaluate any new issues as they arise. The Renovation Phase, now 100% complete, includes the incremental changes to hardware and software components. The Validation Phase, also 100% complete, includes the testing of hardware and software components. The Implementation Phase, 100% complete, certifies that systems are Year 2000 compliant and will be accepted by the end users. The Implementation Phase was substantially completed June 30, 1999. The Bank has completed the development of test and validation methodologies for its Information Technology systems. Testing of applications was substantially completed by December 31, 1998. In some cases, the bank will rely on service providers and software vendors to facilitate proxy testing with a selected group of users. The Bank will review the test plans and validate the results of the proxy testing to ensure the Year 2000 compliance of those systems. The Bank's business also uses non-IT products and services, some of which have embedded technology, which might not be ready for the Year 2000 date change. Some non-IT products and services involve infrastructure issues such as power, communications and water, as well as ventilation, vault operations and air conditioning equipment. The Bank classifies power and communications as non-IT products and considers them to be of significant importance, giving them a high priority. Based on responses from vendors and software providers, the Bank does not anticipate incurring any material expenses owed to unpreparedness. The Bank has identified material third party relationships to minimize the potential loss from unpreparedness of these parties. The testing and validation of these systems was substantially completed by December 31, 1998.

The Bank continues to make efforts to ensure that its customer base is aware of the Year 2000 problem. Year 2000 correspondence has been sent to both deposit and loan customers. Customer communication and correspondence efforts will continue for the balance of 1999. The Bank has amended its credit authorizations and documentation to include consideration regarding the Year 2000 problem. Significant customer relationships have been identified, and such customers are being contacted by the Bank's employees to determine whether they are aware of Year 2000 risks and whether they are taking corrective actions.

The total cost to the Bank of these Year 2000 compliance activities was approximately $10,000 for 1998, none for the first quarter of 1999 and $6,977 during the second quarter of 1999. The Bank is expensing all costs associated with the necessary modifications during the period in which they are incurred. Other expense items originally identified for Year 2000 reasons that have a broader scope than just the Year 2000 have been allocated to other expense catagories and may or may not have been capitalized. These costs and the date on which the Bank plans to complete the Year 2000 modification and testing processes are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. The costs incurred in 1998 did not have a material effect on the Bank's reported earnings for 1998 and the Bank does not expect the costs incurred for the same period in 1999 to have a material effect on net income. It is anticipated that any disruption of services would be partial and brief, and that there will not be a material impact on revenues or earnings.

The Bank has developed contingency plans to address the possibility that efforts to mitigate Year 2000 risk are not successful either in whole or in part. These plans include remedial efforts up to and including complete manual processing of information for critical IT systems in the event that there is a failure after December 31, 1999.

The factors that may cause actual results to differ materially from those contemplated may include the failure by third parties to adequately remediate Year 2000 issues or the inability of the Bank to complete writing and/or testing software changes on time schedules currently expected. Nevertheless, the Bank expects that its Year 2000 compliance efforts will be successful without any adverse effects on its business.

                            Registrant  is  amending  this report to include its
amended Bylaws as an exhibit.

PART II

ITEM 1.  LEGAL PROCEEDINGS

The Bank is involved in litigation in the ordinary course of its business, particularly in connection with certain nonperforming loans. In the second quarter of 1999, legal expenses related to nonperforming loans were significant, and such expenses are likely to continue into the remainder of 1999. See "Management's Discussion and Analysis - Other Operating Expense." In the opinion of management, the ultimate outcome of current pending and threatened litigation is not expected to have a material adverse effect on the Bank's financial condition and results of operations.

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS - NONE

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES - NONE

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         (a)      New Board member

                  Mike McGowan was voted to the Board of Directors at the 1999 annual Shareholder meeting, replacing Jack Russ. John Burger no longer serves as a Director as he is no longer employed with the Bank. All other Directors were re-elected.

         (b)      Election of Public Accounting Firm

                  The accounting firm of Deloitte and Touche was ratified as the Bank's independent public accountants for 1999.

ITEM 5.  OTHER INFORMATION

         (c)      Change in corporate governance

                  In April 1999 the Board elected to be governed under Delaware law.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

         (a)      Exhibits - None

         (b)      Reports on Form 8-K

                  No reports on Form 8-K were filed during the period ended June 30, 1999.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      SIX RIVERS NATIONAL BANK
                                      (Registrant)


                                      By
                                          --------------------------------------
                                              Michael W. Martinez
                                              President, Chief Executive Officer
                                              and Principal Financial Officer

                                              August 26, 1999

      Exhibit

         3        Bylaws of Six Rivers National Bank as amended to May 12, 1999.

                                                                       EXHIBIT 3

                               RESOLUTIONS OF THE
                              BOARD OF DIRECTORS OF
                            SIX RIVERS NATIONAL BANK


         WHEREAS, it is in the best interest of the Bank and its shareholders to set forth appropriate standards for service as a member of the Board of Directors of this Bank; and

         WHEREAS, this may be done by the addition of a new section to the Bank's Bylaws;

         NOW, THEREFORE, BE IT RESOLVED, that a new section 2.14 be added to
Article II of the Bank's Bylaws as follows:

                  SECTION 2.14. QUALIFICATION OF DIRECTORS. No person shall be a member of the Board of Directors (a) who is a director, officer, employee, agent, nominee or attorney for any other financial institution, lender, or bank holding company, or affiliate or subsidiary thereof, engaged in business in California, or (b) who has been or is the nominee of anyone who has any contract, arrangement or understanding with any other financial institution, lender, or bank holding company, or affiliate or subsidiary thereof, engaged in business in California, or with any officer, director, employee, agent, nominee, attorney or other representation thereof, pursuant to which he will reveal or in any way utilize information obtained as a director or that he will, directly or indirectly, attempt to effect or encourage any action of this Bank, or (c) who has not maintained beneficial ownership of at least 250 shares of the Bank's Common Stock for at least one year prior to the date of any notice of nomination pursuant to Article I, Section 1.8 of these Bylaws or their election as a director, whichever is sooner.

                  Subparagraph (c) shall not apply to an individual hired by the Bank's Board of Directors to be President and Chief Executive. Officer of this Bank until such time as that individual has been employed by the Bank for a period of two years.

                  The Board of Directors of this Bank or a committee thereof, shall make the determination whether any person who seeks to become a director complies with the provisions of this Article 11, Section 2.14.


         RESOLVED FURTHER, that the requirements set forth in Article II,
Section 2.14 (a) are reasonable as they will assist in the prevention of any potential conflicts of interest between the interests of a director of this Bank and the Bank;

         RESOLVED FURTHER, that the requirements set forth in Article II,
Section 2.14 (b) are reasonable as they prevent an individual who would otherwise have conflicts of interest with the interests of the Bank from using a nominee to evade the provisions of Article II, Section 2.14 (a) or to use confidential information which may be discussed at meetings of the Bank's Board of Directors for a committee thereof for their own purposes; and

         RESOLVED FURTHER, the requirements set forth in Article II, Section
2.14 (c) are reasonable as they establish a minimum ownership of the Bank's Common Stock and duration of ownership in order to insure that a member of the Bank's Board of Directors has sufficient ownership that their interests are common to those of the shareholders of the Bank and that they will properly exercise their fiduciary duties as a director of the Bank.

                                      * * *

         WHEREAS, Section 1.8 of the Bylaws of the Bank requires persons other than management to make nominations in writing prior to a meeting of stock shareholders; and

         WHEREAS, it is in the best interest of the Bank and its shareholders to require such writings to include information allowing the Bank to determine whether a nominee meets the qualifications for a director as set forth in
Section 2.14 of the Bank's Bylaws; and

         WHEREAS, this may be done by the addition of a new section to the Bank's Bylaws;

         NOW, THEREFORE, BE IT RESOLVED, that Section 1.8 of the Bylaws shall be amended and replaced in its entirety as follows:

                  SECTION 1.8 NOMINATIONS FOR DIRECTORS. Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of the Association entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of this Association, shall be made in writing and shall be delivered or mailed to the President of this Association and to the Comptroller of the Currency, Washington, D.C., not less than 14 days nor more than 50 days prior to any meeting of stockholders called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of this Association and to the Comptroller of the Currency not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Association beneficially owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the Association owned by the notifying shareholder; and (f) a statement of facts demonstrating that the nominee meets the qualifications for a director set forth in Section
                  2.14 of these Bylaws. Nominations not made in accordance herewith may, in his discretion, be disregarded by the Chairman of the Meeting, and upon his instructions, the vote letters may disregard all votes cast for each such nominee.

                                 * * *

         WHEREAS, it is in the best interest of the Bank and its shareholders to require shareholders to provide advance notice of any business to be brought before a shareholder meeting; and

         WHEREAS, this may be done by the addition of a new section to the Bank's Bylaws;

         NOW, THEREFORE, BE IT RESOLVED, that a new section 1.9 be added to Article I of the Bank's Bylaws as follows:

                  SECTION 1.9  OTHER BUSINESS.

                  (1) The proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Association's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Association who was a shareholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Bylaw.

                  (2) For other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Chairman or Secretary of the Association and such other business must be a proper matter for shareholder action. To be timely, a shareholder's notice shall be delivered to the Chairman or Secretary at the principal executive offices of the Association not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above. Such shareholder's notice shall set forth (a) a brief description of the business desired to be brought before the meeting, the reasons f6r conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the

                  Association's books, and of such beneficial owner and (ii) the class and number of shares of the Association which are owned beneficially and of record by such shareholder and such beneficial owner.

                  (3) Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Association's notice of meeting.

                  (4) Except as otherwise provided by law, the Articles of Association or the Bylaws of the Association, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded.

                  (5) Notwithstanding the foregoing provisions of this Bylaw, a shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of (i) shareholders to request inclusion of proposals in the Association's proxy statement pursuant to Rule l4a-8 under such Act.

                                 * * *

         RESOLVED FURTHER, that officers of this Bank be, and they hereby are, authorized and directed to take such actions as are necessary and appropriate to carry out the purpose and intent of these resolutions.